                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Adventus Funds Trust

Address of Principal Business Office (No. & Street), City, State, Zip Code):

350 Fifth Avenue, 59th Floor, New York, NY 10018

Telephone Number (including area code): 212-601-2735

Name and address of agent for service of process:

Steven R. Howard
Thacher, Proffitt & Wood, LLP
Two Financial Plaza
New York, NY 10281

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

      YES X  NO

                                                                      SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 18th day of April, 2005.

                         Signature Adventus Funds Trust
                               (Name of Registrant)

                         BY Eric Rubin
                            (Name of director, trustee or
                            officer signing on behalf of
                            Registrant)